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                                                                    EXHIBIT 99.1


                            [LECTEC CORPORATION LOGO]

Contact
William Johnson, Controller
Phone: (952) 933-2291 ext. 24
Email:  bjohnson@lectec.com


                          LECTEC CORPORATION REACTS TO

                NOVARTIS CONSUMER HEALTH RECALL OF VAPOR PATCHES

JUNE 21, 2006 -- EDINA, MN -- LECTEC CORPORATION (OTCBB: LECT) LecTec Corporation reported today that Novartis Consumer Health has announced a nationwide voluntary recall of its Triaminic(R) Vapor Patch product in the United States. According to Novartis' press release the recall was "due to the serious adverse health effects that could result if the product is ingested by the child removing the patch and chewing on it." At the same time that Novartis announced this voluntary recall the U. S. Food and Drug Administration issued a release warning consumers "not to use the Triaminic Vapor Patch .... due to reports of serious adverse events associated with accidental ingestion by children."

In January 2004, LecTec entered into a Supply and License Agreement with Novartis Consumer Health under which LecTec licensed certain of its patents to Novartis for the production of vapor patches. The royalties received by LecTec under this agreement represented substantially all of the Company's revenues in fiscal 2005 and the first quarter of fiscal 2006. In response to a question from LecTec, a representative of Novartis indicated that no decision had yet been made whether to reintroduce the product in certain markets, although the vapor patches would not be reintroduced for use with young children.

According to news reports the recall was triggered by an adverse event experienced by a child who suffered a seizure after chewing on a Triaminic Vapor Patch. Novartis has confirmed for LecTec that the patch involved in this incident was not manufactured by LecTec.

LecTec noted that, although all of its revenues in recent periods are attributable to the Novartis agreement, LecTec still owns a number of patents relating to patch technology from which it could derive royalty income if suitable licensees are identified. The Board of Directors and management of LecTec are currently assessing the Company's position and strategy in light of this new development.

ABOUT LECTEC CORPORATION

LecTec Corporation is primarily an intellectual property licensing and holding company. The Company's primary focus is to obtain royalty income through licensing agreements related to patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences are detailed from time to time in the company's filings with the Securities and Exchange Commission, and particularly in Exhibit 99.01 to our Form 10-KSB for the year ended December 31, 2005.